SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

WORLD AIRWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2003

Dear Stockholder:

      We cordially invite you to attend World Airways’ Annual Meeting of Stockholders to be held on Thursday, May 1, 2003. Enclosed are a proxy statement, a form of proxy, and an annual report to stockholders. The meeting will commence at 10:00 a.m. at the Company’s headquarters in The HLH Building, 101 World Drive, Peachtree City, Georgia 30269.

      At the meeting we will ask stockholders (i) to elect three persons to serve your Company as members of its Board of Directors; (ii) to ratify the selection of KPMG LLP as your Company’s independent certified public accountants for the year ending December 31, 2003; and (iii) to act upon such other matters as may properly come before the meeting.

      We value your participation and encourage you to vote your shares on the matters expected to come before the Annual Meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

Sincerely,

HOLLIS L. HARRIS
Chairman of the Board of Directors and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PURPOSE OF MEETING
VOTING
THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
BOARD OF DIRECTORS
MATTER NO. 1 -- ELECTION OF DIRECTORS
MATTER NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE
EXECUTIVE COMPENSATION
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER INFORMATION

WORLD AIRWAYS, INC.

HLH Building
101 World Drive
Peachtree City, Georgia 30269

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 1, 2003

To the Stockholder Addressed:

      World Airways, Inc. (the “Company”) will hold its Annual Meeting of Stockholders at 10:00 a.m., on Thursday, May 1, 2003, at the Company’s headquarters in The HLH Building, 101 World Drive, Peachtree City, Georgia 30269, for the following purposes:

1. To elect three Class II Directors to serve until the 2006 annual meeting of stockholders, and thereafter until their successors have been duly elected and qualify;

2. To ratify the selection of KPMG LLP as the Company’s independent certified public accountants for the year ending December 31, 2003; and

3. To act upon such other matters as may properly come before the meeting.

      The Record Date for the determination of stockholders entitled to vote at the meeting is March 21, 2003, and only stockholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof.

      Whether or not you plan to attend the stockholders’ meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.

By Order of the Board of Directors,

CINDY M. SWINSON
Secretary

Peachtree City, Georgia

April 8, 2003

WORLD AIRWAYS, INC.

HLH Building
101 World Drive
Peachtree City, Georgia 30269

PROXY STATEMENT

       This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of World Airways, Inc. (the “Company”) for use at the Company’s 2003 Annual Meeting of Stockholders, to be held at 10:00 a.m., on Thursday, May 1, 2003, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at the Company’s headquarters in The HLH Building, 101 World Drive, Peachtree City, Georgia 30269.

      All properly executed proxies will be voted in accordance with the instructions given thereby. If no choice is specified, proxies will be voted for the election to the Board of Directors of the three persons named elsewhere in this proxy statement; and in favor of the appointment of KPMG LLP as the Company’s independent certified public accountants. Any proxy may be revoked by the person giving it at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously given and vote in person.

      This proxy statement and the accompanying proxy card will be first mailed to the stockholders on or about April 8, 2003. The cost of the solicitation will be borne by the Company.

PURPOSE OF MEETING

      At the meeting, the Board of Directors will ask stockholders (1) to elect three Class II Directors to serve until the 2006 Annual Meeting of Stockholders, and thereafter until their successors are duly elected and qualify; (2) to ratify the selection of KPMG LLP as independent certified public accountants for the Company for the year ending December 31, 2003, and (3) to act upon such other matters as may properly come before the meeting.

      There will also be an address by the Chairman of the Board of Directors and Chief Executive Officer of the Company, and a general discussion period during which stockholders will have an opportunity to ask questions about the Company’s business.

VOTING

      Only holders of record of the Company’s outstanding Common Stock at the close of business on March 21, 2003 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, 11,116,444 shares of Common Stock were outstanding and entitled to be voted.

      Shares of Common Stock represented by proxies that are properly executed and returned to the Company will be voted at the meeting in accordance with the stockholders’ instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting. The Company does not know of any matters to be acted upon at the meeting other than the two matters described in this proxy statement.

      A quorum at the meeting will consist of the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote at the meeting.

Cumulative voting in the election of Directors is not allowed. Each holder of shares of Common Stock issued and outstanding on the Record Date shall be entitled to one vote for each share owned by such holder on each matter to be voted on at the meeting. At the meeting, in accordance with the Company’s charter documents and Delaware law, the stockholders: (i) by a plurality of the votes cast, shall elect Class II Directors, (ii) by a majority of voting power of the shares present and entitled to be voted at the meeting, shall ratify the selection of KPMG LLP as independent certified public accountants for the Company for the year ending December 31, 2003, and (iii) by a majority of the voting power of the shares present and entitled to be voted, shall transact such other business as shall be properly brought before the meeting. Accordingly, the three Class II Director nominees receiving the greatest number of votes will be elected. Abstentions will be disregarded in the election of Directors and will be counted as “no” votes on each matter other than the election of Directors, and broker non-votes will be disregarded and will have no effect on the outcome of any other vote at the meeting.

THE COMPANY

      The Company is a U.S. certificated airline, founded in 1948. It provides long-range domestic and international supplemental air transportation service for both passengers and cargo to the United States government, international air carriers, tour operators, major international freight forwarders and cruise ship companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Principal Stockholders

      The following table sets forth information, as of March 21, 2003, with respect to each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock.

	Shares	Percent
Name and Address	Beneficially	of Class
of Beneficial Owner	Owned(1)	Owned(1)

Zazove Associates, LLC	2,046,413(2)	15.5%
940 Southwood
Incline Village, NV 89451

Hollis L. Harris	1,332,216(3)	10.9%
101 World Drive
Peachtree City, GA 30269

Naluri Berhad f/k/a Malaysian Helicopter Services Berhad (“Naluri”)	1,217,000(4)	10.9%
Wing On Center, 25th Floor
1111 Connaught Road
Central Hong Kong

The Boeing Company	1,000,000(5)	8.2%
7755 E. Marginal Way South
Seattle, WA 98108

International Lease Finance Corporation, National Union Fire Insurance Company of Pittsburgh, Pa., and American International Group, Inc	1,000,000(6)	8.2%
1999 Avenue of the Stars, Suite 3900
Los Angeles, CA 90067

Lonestar Partners, L.P. and Jerome L. Simon	561,076(7)	4.8%
735 Montgomery Street, Suite 400
San Francisco, CA 94111

(1)	In setting forth this information, the Company has relied upon its stock and convertible subordinated debenture transfer records, to the extent available to the Company without unreasonable effort or expense, and upon Schedule 13D and Schedule 13G filings of, and other information provided by, the persons listed. Beneficial ownership is reported in accordance with Securities and Exchange Commission (“SEC”) regulations and therefore includes shares of the Company’s Common Stock, which may be acquired within 60 days after March 21, 2003, upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible subordinated debentures. Shares of Common Stock issuable upon the exercise of such options and warrants, and the conversion of such debentures, are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person has sole voting and investment power with regard to the shares shown as owned by such person. For each stockholder, Percent of Class Owned is based on the 11,116,444 shares of Common Stock issued and outstanding on March 21, 2003 plus any shares, which may be acquired by the stockholder within 60 days after March 21, 2003.

(2)	As reported in a Schedule 13G filed with the SEC on February 14, 2003. Represents shares that may be acquired upon conversion of debentures.

(3)	Consists of (i) 1,062,498 shares of Common Stock issuable to Mr. Harris upon the exercise of options granted, and (ii) 269,715 shares which he owns directly.

(4)	As reported in a Schedule 13D dated October 12, 1995, filed with the SEC, as reduced by 773,000 shares of Common Stock sold by Naluri to the Company on January 23, 1998.

(5)	Includes 1,000,000 shares underlying immediately exercisable Common Stock purchase warrants.

(6)	As reported in a Schedule 13G filed with the SEC on August 30, 1999. Includes 1,000,000 shares underlying immediately exercisable Common Stock purchase warrants held of record by International Lease Finance Corporation. The other two beneficial owners of the shares are its parent and ultimate parent, respectively.

(7)	As reported in a Schedule 13G filed with the SEC on May 19, 1999, which states that 100,400 shares of Common Stock and debentures convertible into an additional 460,676 shares of Common Stock are held of record by Lonestar Partners, L.P., an investment limited partnership for which Mr. Simon serves as general partner and investment adviser.

Directors and Executive Officers

      The following table sets forth information, as of March 21, 2003, with respect to the beneficial ownership of the Company’s Common Stock, by (a) each Director and nominee for Director of the Company; (b) each of the persons named in the Summary Compensation Table later in this proxy statement; and (c) all Directors and executive officers of the Company as a group:

		Shares		Percent of
		Beneficially		Class
Name of Beneficial Owner	Capacity	Owned(1)		Owned(1)

Hollis L. Harris	Director, and Chief Executive Officer	1,332,213	(2)	10.9%
Daniel J. Altobello	Director	93,199	(3)	*
A. Scott Andrews	Director	107,066	(4)	*
Joel H. Cowan	Director	104,671	(5)	*
John E. Ellington	Nominee for Director and Named Executive Officer	88,934	(6)	*
Gen. Ronald R. Fogleman	Director and Nominee for Director	69,972	(7)	*
Dato’ Lim Kheng Yew	Director	15,000	(8)	*
Russell L. Ray, Jr.	Director and Nominee for Director	245,794	(9)	2.2%
Peter M. Sontag	Director	64,466	(10)	*
Dato’ Wan Malek Ibrahim	Director	15,000	(8)	*
Gilberto M. Duarte, Jr.	Named Executive Officer	161,152	(11)	1.4%
Randy J. Martinez	Named Executive Officer	149,852	(12)	1.3%
Cindy M. Swinson	Named Executive Officer	53,500	(13)
Directors and Executive Officers as a Group (13 persons)		2,500,819	(14)	19.6%

*	Individual is the beneficial owner of less than one percent (1%) of the Company’s outstanding Common Stock

(1)	In setting forth this information, the Company has relied upon its stock and convertible subordinated debenture transfer records and other information provided by, the persons listed. Beneficial ownership is reported in accordance with SEC regulations and includes shares of Common Stock that may be acquired within 60 days after March 21, 2003, upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible subordinated debentures. Shares of Common Stock issuable upon the exercise of such options and warrants, and the conversion of such debentures, are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person has sole voting and investment power with regard to the shares shown as owned by such person. For each shareholder, Percent of Class Owned is based on the 11,116,444 shares of Common Stock issued and outstanding on March 21, 2003 plus any shares, which may be acquired by the shareholder within 60 days after March 21, 2003.

(2)	Consists of (i) 1,062,498 shares of Common Stock issuable to Mr. Harris upon the exercise of options granted and (ii) 269,715 shares which he owns directly.

(3)	Consists of (i) 14,419 shares of Common Stock issuable to Mr. Altobello upon the exercise of options granted and (ii) 78,780 shares which he owns directly.

(4)	Consists of (i) 15,831 shares of Common Stock issuable to Mr. Andrews upon the exercise of options granted, (ii) 75,000 shares of Common Stock which he owns directly and (iii) 16,235 shares owned by his spouse as to which he disclaims beneficial ownership.

(5)	Consists of (i) 10,831 shares of Common Stock issuable to Mr. Cowan upon the exercise of options granted and (ii) 93,840 shares of Common Stock that he owns directly.

(6)	Consists of (i) 61,249 shares of Common Stock issuable to Mr. Ellington upon the exercise of options granted and (ii) 27,685 shares of Common Stock, which he owns directly.

(7)	Consists of (i) 14,419 shares of Common Stock issuable to General Fogleman upon the exercise of options granted and (ii) 55,553 shares of Common Stock, which he owns directly.

(8)	Consists of 15,000 shares of Common Stock issuable to each of Mr. Lim and Mr. Malek upon the exercise of options granted.

(9)	Consists of (i) 160,831 shares of Common Stock issuable to Mr. Ray upon the exercise of options granted and (ii) 84,963 shares of Common Stock, which he owns directly.

(10)	Consists of (i) 15,831 shares of Common Stock issuable to Mr. Sontag upon the exercise of options granted and (ii) 48,635 shares of Common Stock, which he owns directly.

(11)	Consists of (i) 115,000 shares of Common Stock issuable to Mr. Duarte upon the exercise of options granted and (ii) 46,152 shares of Common Stock, which he owns directly.

(12)	Consists of (i) 113,600 shares of Common Stock issuable to Mr. Martinez upon the exercise of options granted and (ii) 36,252 shares of Common Stock, which he owns directly.

(13)	Consists of 53,500 shares of Common Stock issuable to Ms. Swinson upon the exercise of options granted.

(14)	Consists of 1,666,009 shares of Common Stock issuable upon the exercise of options and (ii) 834,810 shares of Common Stock, which the persons in the group own directly or indirectly.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. To the Company’s knowledge, based solely on information provided to the Company by such persons and on a review of the copies of such reports furnished to the Company, all such persons timely complied with the Section 16(a) filing requirements during and with respect to the Company’s 2002 fiscal year except that (i) John E. Ellington, the Company’s President and Chief Operating Officer and Charles H.J. Addison, the Company’s Executive Vice President, Operations, filed their initial reports on Form 3 late and (ii) the Company has no information that Zazove Associates, LLC, beneficial owner of more than 10% of the Company’s Common Stock, has filed any required report.

BOARD OF DIRECTORS

      The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. It has established standing Executive, Audit, and Compensation Committees. There is no standing nominating or similar committee. During 2002, there were 4 meetings of the Board of Directors of the Company, 4 meetings of the Executive Committee, 4 meetings of the Audit Committee, and 4 meetings of the Compensation Committee. During 2002, or the portion of 2002 during which each Director served, each Director attended 100% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of all Committees of the Board on which he served, except Dato’ Wan Malek Ibrahim and Dato’ Lim Kheng Yew, who attended less than 75% of such meetings.

Committees of the Board of Directors

      The Executive Committee may exercise all of the Board’s power and authority when the Board is unable to meet, except that certain fundamental responsibilities, such as the declaration of dividends, are reserved to the Board. The members of the Executive Committee are Daniel J. Altobello, Hollis L. Harris and Russell L. Ray, Jr.

      The Audit Committee recommends to the Board the firm to be selected each year as independent certified public accountants to the Company and auditors of the Company’s financial statements. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company’s financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the Company’s internal accounting and control procedures and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee are A. Scott Andrews, Joel H. Cowan and Peter M. Sontag.

      The Compensation Committee reviews key employee compensation policies, plans, and programs; monitors performance and compensation of Company officers and other key employees; prepares recommendations and periodic reports to the Board concerning such matters; and administers the Company’s various compensation plans. The members of the Compensation Committee are Daniel J. Altobello, Joel H. Cowan, and General Ronald R. Fogleman.

Compensation of Members of the Board and Committees

      Directors who are not also executive officers of the Company or of an affiliate of the Company (“Non-Affiliate Directors”) receive $25,000 annually for serving on the Board of the Company, which amount is paid quarterly in advance. Chairmen of Board Committees also receive compensation in the amount of $5,000 per year for such service as Committee Chair. In addition, Directors receive $1,000 for personally attending a Board meeting and $250 for attending telephonically. If Committee Meetings are held on a date other than a Board meeting date, then a committee member receives $1,000 for personally attending or $250 for attending telephonically. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance. The Company has adopted a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), pursuant to which each new Non-Affiliate Director, upon election or appointment to the Board of Directors of the Company, is granted options to purchase 10,000 shares of Common Stock. On the third anniversary of the initial award, each such Director will be granted an option to purchase an additional 5,000 shares of Common Stock. Options granted under the Directors’ Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a Director of the Company. The exercise price of all such options is the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of Common Stock may be issued under the Directors’ Plan, subject to certain adjustments.

MATTER NO. 1 — ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes. Members of each class serve staggered three-year terms. At the meeting for which proxies are being solicited, three Class II Directors will be elected to serve until the 2006 Annual Meeting of Stockholders, and thereafter until their successors are duly elected and qualify. Hollis L. Harris, Daniel J. Altobello, A. Scott Andrews, Joel H. Cowan, Dato’ Wan Malek Ibrahim and Peter M. Sontag will continue in office as Directors after the meeting.

      Unless otherwise directed by the persons giving proxies, the proxy holders intend to vote all shares for which they hold proxies for the election of John E. Ellington, General Ronald R. Fogleman and Russell L. Ray, Jr. as Class II Directors. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, the Board will select a substitute nominee.

Class II Director Nominees

Terms of Office to Expire at the 2006 Annual Meeting of Shareholders

Name and Age	Business Experience

John E. Ellington, 68	Mr. Ellington became Chief Operating Officer in January 2002. In June 2002 he became President in addition to his duties as Chief Operating Officer. Mr. Ellington previously served as the Company’s Vice President of Operations beginning in June 1999. In January 2000 he added the responsibility of Deputy Chief Operating Officer to his duties of Vice President of Operations and continued to serve until September 2000. In September 2000, Mr. Ellington founded Midsouth Aviation, an aviation consulting firm for medium sized airports and small corporations. From December 1995 through 1997, Mr. Ellington held the positions of Vice President of Flight Operations, Director of Flight Operations and Director of Flight Standards and Training for American Trans Air. In addition, Mr. Ellington’s experience included more than 30 years with Delta Airlines, where he held such positions as Chief Pilot, Chief Line Check Airman, and Manager of Flight Training.
General Ronald R. Fogleman, 61	General Fogleman has been a Director of the Company since March 1998. He retired from the United States Air Force on September 1, 1997 after 38 years of service. On his final tour of duty, he served as Chief of Staff of the Air Force, a member of the Joint Chiefs of Staff, and military advisor to the Secretary of Defense, the National Security Council, and the President of the United States. He is a director of Mesa Air Group, Inc., a reporting company, under the Securities Exchange Act of 1934, as amended (“reporting company”), a trustee of Mitre Corporation, and a director of several other privately held airline and defense industry companies.
Russell L. Ray, Jr., 67	Mr. Ray has been a Director of the Company since July 1993. He was President and Chief Executive Officer from April 1997 to May 1999, and Chairman of the Board of Directors from June 1998 to May 1999. Mr. Ray also is currently a director of AMSEC, Inc. From March 1996 to April 1997, he was an aviation and aerospace consultant. Previously he was executive vice president of British Aerospace, Inc.; president and chief executive officer of Pan American World Airways; vice president and general manager of commercial marketing of McDonnell Douglas Corporation; president of Pacific Southwest Airlines; senior vice president of Eastern Airlines and director of Commercial Sales of Lockheed. Mr. Ray is currently Executive Chairman of Technobrands, Inc.

Class III Directors

Terms of Office Expiring at the 2004 Annual Meeting of Shareholders

Name and Age	Business Experience

A. Scott Andrews, 44	Mr. Andrews has been a Director of the Company since June 1992. Since May 1994, he has been a founder and managing partner of Winston Partners, a private investment firm, and a director of several privately held companies.
Joel H. Cowan, 66	Mr. Cowan has been a Director of the Company since March 2000. Since May 1984, he has been chairman of Habersham & Cowan, Inc., a private service and investment firm. He is a director of several privately held companies and is a former director of Continental Airlines, Inc., Interstate General Company, LP, and IRT Property Co., all reporting companies. He is Chairman of the Metropolitan North Georgia Water Planning District Authority and a director of The Community Foundation for Greater Atlanta.
Dato’ Wan Malek Ibrahim, 55	Dato’ Wan Malek Ibrahim has been a Director of the Company since February 1994. He is also a director of Naluri, a company that beneficially owns in excess of 10% of the Common Stock of the Company, and of KYM Holdings Berhad, an industrial paper manufacturer.

Class I Directors

Terms of Office Expiring at the 2005 Annual Meeting of Shareholders

Name and Age	Business Experience

Daniel J. Altobello, 62	Mr. Altobello has been a Director of the Company since March 1998. Since October 1, 2000, he has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs, the world’s largest airline catering company. From 1989 to 1995, Mr. Altobello served as chairman, president and chief executive officer of Caterair International Corporation. He is a director of American Management Systems, Inc., Mesa Air Group, Inc. and First Union Real Estate Investment Trust, New York, N.Y., all reporting companies, Friedman, Billings, Ramsey Group, Inc. a registered broker-dealer and reporting company, and several privately held companies.

Name and Age	Business Experience

Hollis L. Harris, 71	Mr. Harris became Chairman, President and Chief Executive Officer on May 1, 1999. In June 1999 he gave up the title and duties of President, but assumed the duties and title of President again on January 8, 2002. On June 1, 2002 he relinquished the title and duties of President. From November 1998 to May 1999, he was chairman, president, and chief executive officer of HLH Corporation, a personal holding company, and from August 1996 to May 1998, he was chairman and chief executive officer of CalJet Airlines, a development-stage airline. From January 1993 to August 1996, he was chairman, president, and chief executive officer of Air Canada, a major international air carrier. He was elected Vice Chairman and Chief Executive Officer of Air Canada on February 20, 1992. Previously he was chairman and chief executive officer of Air Eagle Holdings, an aviation consulting firm; chairman, president, and chief executive officer of Continental Airlines, and president and chief executive officer of Continental Holdings, Inc.; and director, president and chief operating officer of Delta Air Lines, Inc.
Peter M. Sontag, 59	Mr. Sontag has been a Director of the Company since February 1994. Since June 2000 he has been Chairman of 800 Travel Systems, Inc., an internet provider of low-priced travel related products and services. Mr. Sontag also is a director of Coastal Dental of Tampa Florida, a reporting company. From 1997 to 1999, he was Chairman of Travel Industries, Inc., d/b/a/ THOR, Inc., which provided marketing, management, and automated operational services to associated travel agencies worldwide. Mr. Sontag is also the owner of Fast Lane Travel, Inc. a company specializing in upscale incentive travel. Previously he supplied strategic, travel, and automation consulting services to various national and international clients; was the founder, chairman and chief executive officer of USTravel, Inc., and was chief executive officer of Sontag, Annis & Associates, Inc., a travel and computer firm.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE OR THEIR SUBSTITUTES.

MATTER NO. 2 — RATIFICATION OF SELECTION OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors has selected KPMG LLP to serve as the Company’s independent certified public accountants and auditor for the year ending December 31, 2003. At the meeting for which proxies are being solicited, the Company will ask stockholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2000, 2001 and 2002, is expected to be represented at the meeting. A representative of KPMG LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

      If the stockholders do not ratify the Board’s selection, the Board of Directors will reconsider its action with respect to the appointment. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the year ending December 31, 2003.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On October 13, 2000, the Company entered into a lease agreement, as tenant, with Air Eagle Properties, LLC, for approximately 51,796 square feet of commercial space from May 1, 2001 through October 31, 2003 and approximately 44,000 square feet of commercial office space for the remainder of the term in the building, which the Company now occupies in Peachtree City, Georgia. The base rent is $20.00 per square foot per year with annual escalations of three percent. The term of the Peachtree City lease began on May 1, 2001 and ends on April 30, 2016, with a single five-year renewal option. During the lease term, the Company is obligated to pay rent totaling approximately $16,367,044 ($23,645,930 if the renewal option is exercised), plus the ratable share of any increases in building operating expenses (including a five percent management fee) and taxes. The landlord provided the Company with a $1,100,000 tenant improvement allowance. To secure the Company’s performance under the lease, on January 4, 2001, a deposit of $1,000,000 was made into an interest bearing escrow account maintained at Peachtree National Bank, Peachtree City, Georgia.

      On October 27, 2000, Air Eagle Properties, LLC borrowed $5,300,000 from Peachtree National Bank to finance the construction of the Peachtree City building. Under the lease, the Company subordinated its rights, as tenant, to the rights of the landlord’s construction and permanent lenders. Under the construction loan documents, Air Eagle Properties, LLC secured its loan by an assignment of the Company’s security deposit and future rent payments to Peachtree National Bank.

      The Company’s Chairman and Chief Executive Officer, and more-than-five-percent beneficial stockholder, Hollis L. Harris, is managing member of Air Eagle Properties, LLC. He has advised the Company that, directly or indirectly, he and his family own 100% of the equity interest in Air Eagle Properties, LLC.

STOCK PERFORMANCE

      The Company’s Common Stock is traded on the Nasdaq SmallCap Market. The graph below compares the performance, since December 31, 1997 of an investment in the Common Stock and the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. The comparison assumes that the value of the investment and of each index was $100 at December 31, 1997 and that all dividends were reinvested.

STOCK PERFORMANCE GRAPH & TABLE

SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS, INC.

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

World Airways Inc.	$100	$15	$14	$15	$7	$10
Russel 2000	$100	$97	$118	$115	$117	$93
Dow Jones US Air Freight Index	$100	$136	$133	$134	$142	$157
Dow Jones Airlines Index	$100	$90	$90	$122	$80	$46

      There are significant differences between the business of the Company and those of the companies that comprise the above mentioned industry or line-of-business indices. These differences may lessen the comparability of the information presented. The Dow Jones Airlines Index components are large, scheduled, domestic airline carriers, while the Company is a smaller global airline and contract service provider with no scheduled service. The Dow Jones Air Freight/Couriers Index is heavily weighted by the market capitalization of freight and courier companies, which have operations much larger than the Company’s cargo operations.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation for services rendered to the Company during the years ended December 31, 2002, 2001, and 2000 that was awarded to, earned by, or paid to (i) the Company’s Chief Executive Officer and (ii) each of the other most highly compensated executive officers of the Company whose total salary and bonus for the year ended December 31, 2002 exceeded $100,000.

Summary Compensation Table

				Long-Term
				Awards

				Shares of
	Annual Compensation			Common Stock
				Underlying	All Other
Name	Year	Salary	Bonus(1)	Options	Compensation

Hollis L. Harris	2002	$350,000	0	0	$7,416	(2)
Chief Executive Officer	2001	$219,231	0	0	$138,185	(3)
	2000	$180,769	0	0	$173,270	(4)

John E. Ellington	2002	$205,481	0	150,000	$4,492	(6)
President and Chief Operating	2001	0	0	0	0
Officer(5)	2000	0	0	0	0

Gilberto M. Duarte, Jr.	2002	$199,423	$29,255	0	$4,395	(7)
Chief Financial Officer	2001	$172,903	0	0	$227,200	(8)
	2000	$169,346	0	100,000	$20,218	(9)

Randy J. Martinez	2002	$199,039	$29,132	0	$3,877	(10)
Executive Vice President,	2001	$161,858	0	0	$173,117	(11)
Administration and Marketing	2000	$157,992	0	113,000	$21,328	(12)

Cindy M. Swinson	2002	$174,039	$25,453	25,000	$225	(14)
General Counsel and Corporate	2001	$66,346	0	100,000	$60	(15)
Secretary(13)	2000	0	0	0	0

(1)	Bonuses reported for 2002 were earned and accrued as of December 31, 2002 and are payable within 90 days of the Company’s filing of its Form 10-K for the 2002 fiscal year.

(2)	Consists of $7,416 in excess term life insurance premiums.

(3)	Consists of (i) $7,416 in excess term life insurance premiums and (ii) $130,769 of salary foregone in exchange for Common Stock of the Company pursuant to an Employee Salary Exchange Program (“ESEP”). The ESEP was implemented by the Company in February 2000 and had a term of 18 months. Under the ESEP, participating employees exchanged up to 10% of their compensation for shares of Common Stock of the Company on the basis of one share for each $1.19375 in compensation exchanged. Certain executive officers elected to forego additional amounts of compensation in exchange for shares under the ESEP on the same basis. The exchange rate was determined based on the average stock price at the time the ESEP was approved by the Board of Directors.

(4)	Consists of (i) $4,039 in excess term life insurance premiums and (ii) $169,231 of salary foregone in exchange for Common Stock of the Company pursuant to the ESEP.

(5)	Mr. Ellington re-joined the Company on January 8, 2002.

(6)	Consists of $4,492 in excess term life insurance premiums.

(7)	Consists of (i) $774 in excess term life insurance premiums and (ii) $3,621 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Duarte.

(8)	Consists of (i) $688 in excess term life insurance premiums, (ii) $12,097 of salary foregone in exchange for Common Stock of the Company pursuant to the ESEP, (iii) $4,415 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Duarte, (iv) $185,000 retention payment pursuant to the Company’s Key Employee Retention Plan (the “KERP”), of which $18,500 was forgone in exchange for Common Stock of the Company pursuant to the ESEP and (v) $25,000 relocation payment. The Board of Directors implemented a Key Employee Retention Plan to maintain management stability during a transitional period in the Company’s operations.

(9)	Consists of (i) $756 in excess term life insurance premiums, (ii) $15,654 of salary foregone in exchange for Common Stock of the Company pursuant to the ESEP and (iii) $3,808 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Duarte.

(10)	Consists of (i) $270 in excess term life insurance premiums and (ii) $3,607 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Martinez.

(11)	Consists of (i) $225 in excess term life insurance premiums, (ii) $13,142 of salary foregone in exchange for Common Stock of the Company pursuant to the ESEP, (iii) $3,500 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Martinez, (iv) $131,250 retention payment pursuant to the KERP, of which $13,125 was foregone in exchange for Common Stock of the Company pursuant to the ESEP and (v) $25,000 relocation payment

(12)	Consists of (i) $194 in excess term life insurance premiums, (ii) $17,008 of salary foregone in exchange for Common Stock of the Company pursuant to the ESEP and (iii) $4,126 in annual Company contributions to a defined contribution plan paid on behalf of Mr. Martinez.

(13)	Ms. Swinson joined the Company on July 16, 2001.

(14)	Consists of $225 in excess term life insurance premiums.

(15)	Consists of $60 in excess term life insurance premiums.

      The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 2002 to each of the named executive officers:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Shares of	Percent of Total			Price Appreciation
	Common Stock	Options Granted	Exercise		for Option Term
	Underlying	to Employees in	Price	Expiration
Name	Options Granted	Fiscal Year	Per Share	Date	5%	10%

Hollis L. Harris	0	0%	—		$0	$0
John E. Ellington	50,000	14.2%	0.51	01/07/2010	$25,150	$44,650
	100,000	28.3%	1.25	05/31/2010	$0	$21,200
Gilberto M. Duarte, Jr.	0	0%	—		$0	$0
Randy J. Martinez	0	0%	—		$0	$0
Cindy M. Swinson	25,000	7.1%	0.55	01/15/2010	$11,575	$21,325

      The values above do not reflect that many of the options are subject to vesting schedules and, accordingly, are not immediately exercisable. Nor do they reflect that, if they are deemed to be affiliates of the Company within the meaning of the federal securities laws and regulations, the named executive officers may be subject to restrictions on their ability to sell or otherwise dispose of any shares acquired upon any exercise of the options. The assumed rates of stock price appreciation above are arbitrary and bear no relationship to the historic value of the Company’s Common Stock since its 1995 initial public offering.

      None of the named executive officers exercised any stock options in the year ended December 31, 2002. The following table sets forth additional information concerning their unexercised options at December 31, 2002:

Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Option at Fiscal Year End		Fiscal Year End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Hollis L. Harris	1,000,000	0	$0	$0
John E. Ellington	15,000	135,000	$1,050	$9,450
Gilberto M. Duarte, Jr.	110,000	90,000	$2,100	$900
Randy J. Martinez	106,100	68,900	$1,575	$675
Cindy M. Swinson	42,500	82,500	$425	$3,825

Employment Agreements

      The Company has an employment agreement with Hollis L. Harris that provides that he shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until December 31, 2004 subject to a one-year extension, in the event that the Board of Directors fails to give him written notice, on or before June 30, 2003, of its intent not to renew the agreement or to renew on different terms. The Company has agreed to compensate Mr. Harris at a minimum base salary of $350,000 per year plus employee benefits, has agreed to indemnify him against certain losses, and granted him options under the agreement to purchase up to 1,000,000 shares of its Common Stock. Mr. Harris agreed to purchase $100,000 worth of Company Common Stock or debentures, which he did through a voluntary reduction of his base salary and participation in the Company’s Employee Salary Exchange Program and restricted stock plan.

      The Company has an employment agreement with John E. Ellington that provides that he shall serve as President and Chief Operating Officer until May 31, 2005 subject to a one-year extension, in the event that the Company fails to give him written notice, on or before December 1, 2004 of the Company’s intent not to renew the agreement or to renew on different terms. The Company has agreed to compensate Mr. Ellington at a minimum base salary of $225,000 per year plus employee benefits, has agreed to indemnify him against certain losses, and has granted him options under the agreement to purchase up to 150,000 shares of its Common Stock.

      The Company has an employment agreement with Gilberto M. Duarte, Jr. that provides that he shall serve as Chief Financial Officer of the Company until December 31, 2004, subject to a one-year extension, in the event that the Company fails to give him written notice, on or before July 31, 2004, of the Company’s intent not to renew the agreement or to renew on different terms. The agreement provides for a minimum base salary of $185,000, which the Company increased to $200,000 per year plus employee benefits, has agreed to indemnify him against certain losses, and has granted him options under the agreement to purchase shares of its Common Stock. Under the agreement, Mr. Duarte is eligible to receive annual bonuses under the Company’s 1998 management incentive compensation plan (the “Management Incentive Plan”).

      The Company has an employment agreement with Randy J. Martinez that provides that he shall serve as Chief Information Officer of the Company until December 31, 2005, subject to a one-year extension, in the event that the Company fails to give him written notice, on or before July 1, 2005, of the Company’s intent not to renew the agreement or to renew on different terms. Mr. Martinez became Executive Vice President Administration and Marketing on June 1, 2003. The agreement provides for a minimum base salary of $175,000, which the Company increased to $200,000 per year plus employee benefits, has agreed to indemnify him against certain losses, and has granted him options under the agreement to purchase up to 62,000 shares of its Common Stock.

      The Company has an employment agreement with Cindy M. Swinson that provides that she serve as General Counsel and Corporate Secretary of the Company until December 31, 2005 subject to a one-year extension, in the event that the Company fails to give her written notice, on or before July 1, 2005, of the Company’s intent not to renew the agreement or to renew on different terms. Pursuant to the agreement, the Company has agreed to compensate Ms. Swinson at a minimum base salary of $175,000 per year plus employee benefits, agreed to indemnify her against certain losses, and granted her options under the agreement to purchase up to 100,000 shares of Common Stock.

      Each of these employment agreements is terminable by the Company with or without cause and by the named executive officer upon the occurrence of certain events, including a change in control of the Company, a change in the named executive officer’s responsibilities and relocation of the Company’s headquarters outside the Peachtree City, Georgia metropolitan area. Upon any such termination other than for cause, the named executive officer would be entitled to receive 18 months base salary, and all unvested options previously granted would become immediately exercisable.

Audit Committee Report and Charter

      The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

      Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which include, without limitation, matters related to the conduct of the audit of the consolidated financial statements. The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

      The foregoing report is provided by the Audit Committee of the Board of Directors, consisting of A. Scott Andrews, Joel H. Cowan and Peter M. Sontag, non-employee Directors of the Company.

Audit Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2001 and 2002, and fees billed for other services rendered by KPMG LLP.

	2001	2002

Audit fees	$241,000	$313,000
Audit related fees(1)	$90,000	$56,000

Audit and audit related fees	$331,000	$369,000
Tax fees(2)	$199,000	$101,000
All other fees	$—	$—

Total fees	$530,000	$470,000

(1)	Audit related fees consisted principally of fees for audits of financial statements of certain employee benefit plans and due diligence services.

(2)	Tax fees consisted of fees for tax advisory and tax compliance services.

Determination of Auditor Independence

      The Audit Committee has considered the provision of non-audit services by KPMG LLP and has determined that it was not incompatible with maintaining KPMG’s independence.

Compensation Committee Report

      There are three main compensation components for executive officers of the Company: (1) base salary; (2) bonuses paid under the Company’s Management Incentive Plan and (3) incentive or non-qualified stock options granted under the Company’s 1995 stock option plan (the “1995 Option Plan”) or 1999 Chief Executive Stock Option Plan.

      Base salaries of executive officers are initially set, and from time to time adjusted, to be competitive with those being paid by other area and industry companies to attract executives with comparable responsibilities and experience. The Compensation Committee of the Board of Directors normally recommends, and the Board determines, the base salary of each executive officer of the Company.

      Under the Management Incentive Plan, executive officers who are not covered by collective bargaining agreements are eligible to receive annual cash bonuses of 30%–40% of their base salaries, subject to adjustment. Any bonus payable to the Chief Executive Officer is based solely on whether the Company meets or exceeds certain budgeted net income targets. The Chief Executive Officer’s performance is subject to an evaluation process that involves objective as well as subjective criteria. Any bonus payable to other executive officers is based on a weighting of Company, department, and individual quantitative performance, subject to adjustment. Based on these criteria, the Company accrued bonuses earned as of December 31, 2002 which will be payable within 90 days of the Company’s filing of its Form 10-K for fiscal 2002.

      Under the 1995 Option Plan, executive officers are eligible to receive grants of incentive or non-qualified stock options exercisable over not more than ten years at the fair market value of the Company’s Common Stock on the date of grant. The 1995 Option Plan is administered by the Compensation Committee, which is authorized to determine the vesting schedule for each grant.

      The foregoing report is provided by the Compensation Committee of the Board of Directors, consisting of Daniel J. Altobello, Joel Cowan and General Ronald R. Fogleman, non-employee Directors of the Company.

STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company’s Secretary no later than December 17, 2003, to be included in the Company’s 2004 proxy materials. Proposals intended for inclusion in next year’s proxy statement should be sent to Cindy M. Swinson, General Counsel and Corporate Secretary, World Airways, Inc., The HLH Building, 101 World Drive, Peachtree City, Georgia 30269.

      The proxy or proxies designated by the Company will have discretionary authority to vote on any proposal properly presented by a stockholder for consideration at the 2004 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless (i) with respect to any nomination for director, a written nomination is submitted to the Company at least 90 days prior to the meeting as provided in the Bylaws of the Company, or (ii) with respect to any other shareholder proposal, notice of the proposal, containing the information required by the Bylaws of the Company is received by the Company at its principal executive offices not less than 60 days prior to the meeting and, in either case, certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

ANNUAL REPORT

      A copy of the Company’s Annual Report to Stockholders is being provided herewith to each stockholder entitled to vote at the 2003 Annual Meeting of Stockholders. It includes the Company’s most recent Form 10-K Annual Report as filed with the Securities and Exchange Commission. A copy of the Company’s Form 10-K Annual Report is available at no charge to all stockholders. For a copy, write to Gilberto M. Duarte, Jr., Chief Financial Officer, World Airways, Inc., The HLH Building, 101 World Drive, Peachtree City, Georgia 30269.

OTHER INFORMATION

      This solicitation of proxies is being made by the Board of Directors of the Company. In addition to solicitation by mail, proxies may also be solicited by Directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees, and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy materials to beneficial owners of the Common Stock. The address of World Airways’ principal executive offices is The HLH Building, 101 World Drive, Peachtree City, GA 30269, and its telephone number is (770) 632-8000. The above notice and proxy statement are sent by order of the Board of Directors.

By Order of the Board of Directors,

CINDY M. SWINSON Corporate Secretary

Dated: April 8, 2003

WORLD AIRWAYS, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for 2003 Annual Meeting of Stockholders on May 1, 2003

     The undersigned hereby appoints HOLLIS L. HARRIS and CINDY M. SWINSON, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $0.001 per share, of World Airways, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Corporate Headquarters located at The HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on May 1, 2003 at 10:00 a.m., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

1.	ELECTION OF DIRECTORS

Nominees: John E. Ellington, General Ronald R. Fogleman, and Russell L. Ray, Jr.

        ☐    FOR all nominees                        ☐    WITHHELD from all nominees

        ☐    FOR all nominees except any whose name is crossed out above

2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent certified public accountants for the year ending December 31, 2003.

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

(continued and to be signed on reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF A PROPERLY EXECUTED PROXY GIVES NO DIRECTION, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES ON MATTER 1, “FOR” MATTER 2, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

Dated:	, 2003

Signature

Signature
Mark here for address change and note at left ☐
PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person.

WORLD AIRWAYS, INC

CONFIDENTIAL VOTING INSTRUCTIONS OF 401(k) PLAN PARTICIPANTS AND BENEFICIARIES
For the Annual Meeting of Stockholders on May 1, 2003

     The undersigned hereby instructs Wells Fargo Retirement Plan Services, Inc., Trustee (the “Trustee”) of the World Airways Employees 401(k) Savings Plan (the “Plan”), to vote all shares of Common Stock, par value $0.001 per share, of World Airways, Inc. (the “Company”) allocated to the account of the undersigned as a participant in or beneficiary under the Plan, in accordance with these instructions, at the Annual Meeting of Stockholders of the Company to be held at the Corporate Headquarters located at The HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on May 1, 2003 at 10:00 a.m., and at any adjournments or postponements thereof.

1.	Election of Directors

Nominees: John E. Ellington, General Ronald R. Fogleman and Russell L. Ray, Jr.

        ☐    FOR all nominees                        ☐    WITHHELD from all nominees

        ☐    FOR all nominees except any whose name is crossed out above

2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent certified public accountants for the year ending December 31, 2003.

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

(continued and to be signed on reverse side)

THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED AS INSTRUCTED BY THE PLAN PARTICIPANT OR BENEFICIARY. IF NO INSTRUCTION IS GIVEN, SUCH SHARES WILL BE VOTED AS THE TRUSTEE DEEMS PROPER IN ITS BEST JUDGMENT.

Dated:	, 2003

Signature

Signature
Mark here for address change and note at left ☐
PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please sign exactly as name appears hereon.